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                                                                   Exhibit 10(z)
                                                                   -------------
                                    AGREEMENT
                                    ---------


                                     between


                                H.B. Fuller GmbH
                                    Luneburg


                   - hereinafter referred to as "the Company"


                                     and Mr.


                               Dr. Hermann Lagally


               - hereinafter referred to as "Managing Director" -


         1. Upon the Company's initiative, the Managing Director Agreement between the Company and the Managing Director is hereby terminated by mutual consent effective as at December 15, 1998 (hereinafter referred to as "Termination Date").

         2. Until the Termination Date, the Managing Director shall be entitled to his gross monthly salary according to Section 2.1 of the Managing Director Agreement.

                  It is agreed between the parties that due
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                  to the Managing Director's leaving of the Company he shall not be entitled to any bonus under any incentive/bonus system as mentioned in 2.2 or 2.3 of the Managing Director Agreement.

         3. As compensation for the loss of his job the Managing Director shall receive a settlement payment in the amount of DM 806.308 gross in accordance with Sections 3 para. 9, 24, 34 Income Tax Act. The net amount resulting herefrom is due and payable on December 31, 1998.

         4. Vested pension entitlements which the Managing Director has acquired until the Termination Date in accordance with Section
                  2.6 of the Managing Director Agreement shall remain unaffected by this settlement agreement.

         5. At the Termination Date, in case of a prior relief from work, at the date of such relief, the Managing Director shall return to the Company all credit cards made available to him by the Company, office keys and all other assets including documents belonging to the Company.

                  The Managing Director shall return to the Company the company car including the documents and keys pertaining thereto on December 15, 1998.

         6. Until the Termination Date Section 5 of the Managing Director Agreement shall remain in full force and effect.

         7.       Section 6 of the Managing Director
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                  Agreement shall remain unaffected by this settlement
                  agreement.

         8. Despite the Company having waived the post-termination non-compete covenant as contained in Section 8 of the Managing Director Agreement both parties hereby explicitly agree that this post-termination non-compete covenant as contained in
                  Section 8 of the Managing Director Agreement shall be reinstated with effect of December 16, 1998, however, with the following provisos:

                  - The duration as initially contained in Section 8.1 shall be reduced to the period from December 16, 1998 through October 31, 1999.

                  - Regarding Section 8.2 it is explicitly agreed that considering the scope and the prior activities of the Managing Director the non-competition restraints shall explicitly include Austria.

                  - Regarding Section 8.3 the compensation shall not be, as initially agreed, a monthly compensation in the amount of the last monthly gross base salary but a lump sum payment of DM 244.621 gross. This amount is to be paid by the Company in a one time payment prior to October 31, 1999. The provisions of Section 8.4 shall remain unaffected therefrom.

                  Otherwise, all other provisions as contained in Section 8 of the Managing Di-
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                  rector Contract shall remain in full force and effect for the duration of the post-termination non-compete obligation.

         9. Both parties agree that, apart from the claims mentioned above, they do not have any additional rights or claims against each other based on the Managing Director Service Agreement. The Managing Director further confirms that he has also no additional claims against any other company of the H.
                  B. Fuller Group including the H. B. Fuller Company.

         10. If provisions of this Contract should be void, invalid or unfeasible this will not have an impact on the validity of the other provisions. The void, invalid or unfeasible provision then shall be replaced by another valid and feasible provision leading as close as possible to the same economic result.

         11.      This Contract shall be subject to German law.


                                         Luneburg, December 14, 1998




                                         Albert P.L. Stroucken
                                         -----------------------------------
                                         The Company/die Gesellschaft